Exhibit 99.1
GLG PARTNERS REPORTS Q3 2008 EARNINGS
•	Net AUM of $17.3 billion as of September 30, 2008, down 16% from September 30, 2007

•	Net revenues of $102.1 million for Q3 2008 vs. $102.6 million for Q3 2007

•	Non GAAP adjusted net income for Q3 2008 of $21.8 million vs. $29.0 million for Q3 2007 ($0.07 vs. $0.09 per non GAAP weighted average fully diluted share) on a GAAP net (loss)/income attributable to common stockholders of ($167.1) million for Q3 2008 vs. $29.0 million for Q3 2007

•	Initial $1.6 billion mandate with Banca Fideuram was funded in October 2008

•	Regular quarterly dividend of $0.025 per share was paid on October 21, 2008
New York, November 10, 2008 — GLG Partners, Inc. (NYSE: GLG), a leading alternative asset manager, today reported a GAAP net loss attributable to common stockholders of $167.1 million for the quarter ended September 30, 2008 and $487.0 million for the first nine months of fiscal 2008. GAAP diluted EPS was ($0.79) for the quarter ended September 30, 2008 and ($2.30) for the first nine months of fiscal 2008. As previously disclosed, under GAAP accounting GLG expects to recognize significant and largely non-cash compensation related expenses associated with GLG’s reverse acquisition transaction with Freedom Acquisition Holdings in November 2007. Accordingly, the third quarter 2008 GAAP net loss resulted primarily from the recognition of $188.0 million of these compensation related expenses. There will be Acquisition-related GAAP compensation expenses quarterly, ending in the fourth quarter of 2013. For further discussion of these largely non cash Acquisition-related charges see below under “Non GAAP Financial Measures”.
Non GAAP adjusted net income was $21.8 million, down 24.8% year-over-year, for the quarter ended September 30, 2008 and $99.9 million, down 40.4% year-over-year, for the first nine months of fiscal 2008. The ratio of non GAAP adjusted net income to non GAAP weighted average fully diluted shares was $0.07 for the quarter ended September 30, 2008, down 22.2% year-over-year, and $0.31 for the first nine months of fiscal 2008, down 38.0% year-over-year. Non GAAP adjusted net income and non GAAP weighted average fully diluted shares are financial measures not prepared under GAAP. A reconciliation of GAAP net income to non GAAP adjusted net income and average fully diluted shares under GAAP to non GAAP weighted average fully diluted shares is presented below under “Non GAAP Financial Measures”.
“The global financial markets’ performance during recent months represents truly historical tail events. We have seen record volatility levels, massive deleveraging, the failure of prominent financial institutions and substantial government intervention,” explained Noam Gottesman, Chairman and Co-CEO of GLG. “Our systems and control process have worked well in this environment. We have been de-levering our portfolios, reducing our risk exposures and building liquidity throughout this period. We are planning for the global markets to remain volatile and we believe we are well positioned to take advantage of the global investment and strategic opportunities that this environment is likely to present.”
GLG’s net assets under management (AUM) as of September 30, 2008 were $17.3 billion (net of assets invested from other GLG managed funds), down 15.6% from September 30, 2007 and down 27.0% from net AUM as of June 30, 2008. The decline in net AUM over the course of the three months ending September 30, 2008 was roughly half performance driven with the remaining portion, $3.3 billion, due to $1.3 billion of redemptions from the Emerging Market Funds, $0.9 billion of redemptions in other GLG Funds and $1.1 billion from the impact of the dollar strengthening (see Table 1 for a net AUM roll forward). GLG’s gross AUM (including assets invested from other GLG managed funds) were $21.2 billion at September 30, 2008, down 24.2% from June 30, 2008 and down 10.3% from September 30, 2007. Please note that an approximately $1.6 billion initial investment mandate awarded to GLG from the Asset Management Division of Banca Fideuram (Intesa Sanpaolo Group) was funded in October. The difference between the $1.6 billion and the $3.0 billion we had originally announced last May is entirely attributable to the effect of market depreciation and the strengthening of the dollar on the predecessor long only portfolios that were the source of the capital underlying the mandate.

Table 1: Assets Under Management
(US$ in millions)

	As of September 30,
	2008	2007

Gross Fund-Based AUM	$19,048	$21,524
Managed Accounts AUM	1,843	1,905
Cash and Other Securities	261	164
Gross AUM	21,152	23,593
YoY % Change	(10.3%)	48.1%
Net AUM	17,280	20,466
YoY % Change	(15.6%)	49.2%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Opening Net AUM	$23,668	$18,585	$24,612	$15,154
Inflows (net of redemptions)*	(2,182)	1,633	(2,044)	3,151
Performance (gains net of losses and fees)	(3,139)	(297)	(4,956)	1,397
Currency translation impact (non-US$ AUM expressed in US$)	(1,068)	545	(332)	764

Closing Net AUM	$17,280	$20,466	$17,280	$20,466

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

% of Opening Net AUM
Net Fund-based inflows (net of redemptions)*	(9.2%)	8.8%	(8.3%)	20.8%
Net Fund-based performance (gains net of losses and fees)	(13.3%)	(1.6%)	(20.1%)	9.2%
Net Fund-based currency translation impact (non-US$ expressed in US$)	(4.5%)	2.9%	(1.3%)	5.0%

*	Inflows (net of redemptions) for the three months and nine months ended September 30, 2008 are inclusive of $1.3 billion and $1.6 billion, respectively, in redemptions associated with our Emerging Market Funds.

Note:	Performance as a percentage of opening net AUM is based on both opening AUM and inflows and outflows during the period and can be influenced by heavy inflows or outflows.

Financial and Operational Summary
For the quarter ended September 30, 2008, net revenues and other income were roughly flat at $102.1 million compared to $102.6 million for the same quarter in 2007, reflecting slightly higher average net AUM levels offset by the impact of the U.S. dollar strengthening on fees and cash balances. Net revenues and other income for the first nine months of 2008 decreased by 28.9%, year-over-year, to $422.3 million, largely on lower levels of performance fees.
Performance fees were modest at $6.8 million in the quarter ended September 30, 2008, reflecting crystallization on certain managed accounts. It is our practice to recognize performance fees when they crystallize, generally on June 30 and December 31 of each year. Accordingly, the fourth quarter’s performance fees will largely reflect crystallized performance for the second half of the year. For the first nine months of 2008, performance fees declined 73.9% year over year to $89.8 million.
Management and administration fees totalled $98.1 million, or 1.9% of average net AUM, for the quarter ended September 30, 2008, an increase of 3.4% and decrease of 3 bps, respectively, compared to the quarter ended September 30, 2007. For the first nine months of 2008, management and administration fees totalled $330.1 million, or 2.0% of average net AUM, increases of 36.5% and 12 bps, respectively, compared to the first nine months of 2007. Other income, which primarily reflects the currency translation impact on cash held on our balance sheet, decreased by $9.7 million from the year ago third quarter resulting in a loss of $2.8 million for the three months ended September 30, 2008. For the first nine months of 2008, other income was a positive $2.4 million, down $5.5 million from the same period last year.
The total level of non GAAP compensation, benefits and profit share (“CBP”) when expressed as a percentage of revenues dropped 623 bps to 38.6% in the quarter ended September 30, 2008 from the same period last year. In dollar terms, CBP decreased in the quarter ended September 30, 2008 by 14.3% from the year ago period to $39.4 million. For the first nine months of 2008, CBP was $188.6 million, down 40.7% year over year. Relative to revenues, CBP dropped 891 bps to 44.7% for the first nine months of 2008 versus the same period last year. CBP is a financial measure not prepared under GAAP, and includes compensation, benefits and profit share but excludes Acquisition-related compensation expense described below under “Non GAAP Financial Measures”. GAAP compensation, benefits and profit share for the quarter ended September 30, 2008 increased to $227.4 million compared to $46.0 million in the same quarter last year. For the first nine months of 2008, GAAP compensation, benefits and profit share increased to $777.1 million relative to $318.0 million in the same period a year ago. The increase largely reflected the impact of recognizing Acquisition-related compensation expenses during the period for which there was no corresponding charge in the prior period, offset by lower discretionary bonus accruals and limited partner profit share due to performance declines. Please note that compensation, benefits and profit share is mostly discretionary and is finalized based primarily on full year performance as at December 31.
General, administrative, and other expenses for the quarter ended September 30, 2008 increased 17.0% from the year ago period to $30.3 million, and increased 14% year over year for the first nine months of 2008 to $90.8 million. The increase reflects additional public company costs as well as growth in the scale of our operations. Net interest expense was $4.0 million and $12.1 million during the three and nine months ended September 30, 2008, respectively. Net interest expense largely reflects the cost of borrowings under our term loan and revolving credit facilities.
“While this has been a challenging quarter for our business, we continue to plan for the medium to long term and build the strength of our franchise,” said Emmanuel Roman, Co-CEO and Managing Director of GLG. “Our focus during the quarter has been threefold - an absolute focus on managing the portfolios to the best of our ability in these unprecedented market conditions; continued focus on driving through cost efficiencies and delivering improvements in client service; and investing in our team of talented professionals.”
Capital and Dividends
As of September 30, 2008, there were 245.8 million common shares, 58.9 million FA Sub 2 Limited Exchangeable Shares, and 54.5 million warrants outstanding. No warrants were repurchased or exercised during the third quarter of 2008. During the first nine months of 2008, GLG repurchased 7.0 million warrants for $37.4 million and 0.3 million shares for $4.0 million and 2.1 million warrants were exercised at $7.50 per share for aggregate proceeds of $16.1 million. Since November 2, 2007 (through November 6, 2008), GLG has repurchased 14.3 million warrants for $82.9 million and 0.3 million shares for $4.0 million and 5.5 million warrants have been exercised at $7.50 per share generating aggregate proceeds of $41.4 million.
Approximately $117.0 million remains available under the Company’s stock and warrant repurchase program through February 4, 2009.
GLG paid a regular quarterly dividend of $0.025 per share on October 21, 2008 to holders of record as of October 10, 2008.
Investor/Analyst Conference Call and Webcast
GLG will hold a conference call for investors and analysts on Monday, November 10, 2008 at 8:30 a.m. EST / 1:30 p.m. GMT hosted by Chairman of the Board and Co-Chief Executive Officer, Noam Gottesman, and Chief Financial Officer, Jeffrey Rojek. To participate by telephone, the domestic dial-in number is +1 888 713 4199 and the international dial-in number is +1 617 213 4861. The access code is 28455171. For the replay, which will be available until December 10, 2008, the domestic dial-in number is +1 888 286 8010 and the international dial-in number is +1 617 801 6888. The replay access code is 44907158. The teleconference will also be available via live webcast on GLG’s website at www.glgpartners.com.
Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=PCTP367GD
(Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)
Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.
The webcast will be available for replay on the “Calendar of Events” page of GLG’s website until December 10, 2008.

About GLG
GLG, one of the largest alternative asset managers in the world, offers its base of long-standing prestigious clients a diverse range of investment products and account management services. GLG’s focus is on preserving client’s capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since its inception in 1995, GLG has built on the roots of its founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers, while maintaining its tradition of client-focused product development and customer service. As of September 30, 2008, GLG managed net AUM of over $17 billion.
Forward-looking Statements
This press release contains statements relating to future results that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the volatility in the financial markets; market conditions for GLG managed investment funds; performance of GLG managed investment funds, the related performance fees and the associated impacts on revenues, net income, cash flows and fund inflows/outflows; the cost of retaining GLG’s key investment and other personnel or the loss of such key personnel; risks associated with the expansion of GLG’s business in size and geographically; operational risk, including counterparty risk; litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on GLG’s resources; risks related to the use of leverage, the use of derivatives, interest rates and currency fluctuations; as well as other risks and uncertainties, including those set forth in GLG’s filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GLG undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Contacts:
Investors/analysts:

GLG:	Jeffrey Rojek
Chief Financial Officer
+1 212 224 7245
jeffrey.rojek@glgpartners.com

Michael Hodes
Director of Public Markets
+1 212 224 7223
michael.hodes@glgpartners.com

Media:

Finsbury:	Rupert Younger / Talia Druker
+44 (0)20 7251 3801
glg@finsbury.com

Andy Merrill / Stephanie Linehan
+ 1 212 303 7600
glg@finsbury.com

Non GAAP Financial Measures
GLG presents certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP), in addition to financial results prepared in accordance with GAAP.
Non GAAP compensation, benefits and profit share: GLG’s management assesses its personnel related expenses based on the measure non GAAP compensation, benefits and profit share, or non GAAP CBP. Non GAAP CBP reflects GAAP compensation, benefits and profit share adjusted to exclude Acquisition-related compensation expense in connection with the acquisition by Freedom Acquisition Holdings Inc. (“Freedom”) of GLG Partners LP and associated entities.
The majority of the Acquisition-related compensation is the result of the accounting for an agreement among certain of the Company’s principals concurrent with the acquisition. Although there were no additional equity shares issued to the principals as a result of the agreement, due to the service conditions contained in the agreement, GAAP requires a charge to compensation as the service conditions are met for the fair value of those shares as of the date of the agreement. Management believes that this non-cash charge to compensation expense does not reflect our ongoing core business operations and compensation expense and excludes such amounts for assessing our ongoing core business performance.
Additionally, GLG subtracts any compensation expense related to dividends paid on unvested shares. Compensation expense is only booked in accordance with SFAS 123(R) on dividends on unvested shares that are ultimately not expected to vest.
Non GAAP CBP is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP compensation, benefits and profit share.
Non GAAP Adjusted Net Income: GLG’s management assesses the underlying performance of its business based on the measure “adjusted net income,” which adjusts GAAP net (loss)/income before minority interest for (1) the Acquisition-related compensation expense, (2) to the extent that GLG records a tax benefit related to Acquisition-related compensation that is tax deductible for GAAP purposes, the impact of that tax benefit in calculating non GAAP adjusted net income, and (3) the cumulative dividends payable to the holders of exchangeable shares of our FA Sub 2 Limited subsidiary in respect of our estimate of the net taxable income of FA Sub 2 Limited allocable to such holders multiplied by an assumed tax rate. Adjusted net income is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP net (loss)/income as an indicator of GLG’s operating performance or any other measures of performance derived in accordance with GAAP.
Non GAAP Weighted Average Fully Diluted Shares: GLG’s management assesses business performance per share based on the measure “non GAAP weighted average fully diluted shares outstanding,” which adjusts average fully diluted shares outstanding under GAAP for (1) the unvested shares issued pursuant to our equity participation plan, which are recorded under GAAP as treasury shares, but upon which we will pay dividends; (2) unvested shares awarded under our 2007 Restricted Stock Plan and our 2007 Long-Term Incentive Plan upon which we will pay dividends; (3) the impact on the weighted average fully diluted shares outstanding of including all of the 69 million outstanding shares of Freedom common stock immediately prior to the closing of the acquisition by Freedom from January 1, 2006 rather than from November 2, 2007; and (4) the impact of including all of the 74 million Freedom warrants as outstanding from January 1, 2006 rather than from November 2, 2007 in determining the weighted average number of warrants outstanding in each period, and applying the treasury stock method to determine the number of fully diluted shares outstanding under such warrants applying the stock price on November 2, 2007 for all dates prior to November 2, 2007. Non GAAP weighted average fully diluted shares is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP fully diluted shares outstanding or used in calculating GAAP earnings per share.
GLG is providing these non GAAP financial measures to enable investors, securities analysts and other interested parties to perform additional financial analysis of GLG’s personnel related costs and its earnings from operations and because GLG believes that they will be helpful to investors in understanding all components of personnel-related costs of GLG’s business. GLG’s management believes that non GAAP financial measures also enhance comparisons of GLG’s core results of operations with historical periods. In particular, GLG believes that the non GAAP adjusted net income measure better represents profits available for distribution to stockholders than does GAAP net (loss)/income. Non GAAP weighted average fully diluted shares is a non GAAP financial measure that GLG uses internally to measure the number of shares on which it expects to pay dividends plus the warrants outstanding under the treasury stock method.
Investors should consider these non GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of performance prepared in accordance with GAAP. The non GAAP financial measures presented by GLG may be different from financial measures used by other companies.
SOURCE: GLG Partners Inc.

GLG Partners, Inc.
Consolidated Balance Sheets
(US$ in thousands; US GAAP)

	As of September 30,	As of December 31,
	2008	2007
Assets
Current Assets
Cash and cash equivalents	$387,687	$429,422
Restricted cash	24,363	24,066
Fees receivable	41,429	389,777
Prepaid expenses and other assets	41,005	35,685

Total Current Assets	494,484	878,950
Non-Current Assets
Investments (at fair value)	82,558	96,108
Goodwill	587	—
Property, plant and equipment, net	14,151	9,079

Total Non-Current Assets	97,296	105,187

Total Assets	591,780	984,137

Liabilities and Stockholders’ Equity

Current Liabilities
Rebates and sub-administration fees payable	$25,408	$25,543
Accrued compensation, benefits and profit share	185,244	467,887
Income taxes payable	20,829	37,464
Distribution payable	60,017	78,093
Accounts payable and other accruals	43,778	33,288
Other liabilities	30,580	16,092

Total Current Liabilities	365,856	658,367

Minority Interests	—	1,911
Loans Payable	570,000	570,000

Total Non-Current Liabilities	570,000	571,911

Total Liabilities	935,856	1,230,278

Commitments and Contingencies	—	—

Stockholders’ equity

Common Stock, $.0001 par value; 1 ,000,000,000 authorized, 245,794,397 issued and outstanding (2007: 244,730,988 issued and outstanding)	$25	$24
Additional Paid in Capital	1,111,159	575,589
Treasury Stock, 25,382,500 shares of common stock [1]	(347,740)	(347,740)
Series A voting preferred stock; 150,000,000 authorized, 58,904.993 issued and outstanding (2007: 58,904,993 issued and outstanding)	6	6
Accumulated deficit	(1,098,967)	(477,497)
Accumulated other comprehensive income	(8,559)	3,477

Total stockholders’ equity	(344,076)	(246,141)

Total liabilities and stockholders’ equity	591,780	984,137

[1]	Represents stock held by GLG subsidiaries to be delivered in respect of future service obligations of equity participation plan participants and included in common stock issued and outstanding.

GLG Partners, Inc.
Combined and Consolidated Statement of Operations
(US$ in thousands; US GAAP)

	Three months Ended
	September 30,
	2008	2007	% Change
Net revenues and other income

Management fees, net	$80,307	$78,558	2.2%
Performance fees, net	6,833	803	750.9%
Administration fees, net	17,751	16,306	8.9%
Other	(2,796)	6,905	(140.5%)

Total net revenues and other income	102,095	102,572	(0.5%)

Expenses

Employee compensation and benefits	(206,433)	(28,959)	612.8%
Limited partner profit share	(20,954)	(17,000)	23.3%

Compensation, benefits and profit share	(227,387)	(45,959)
General, administrative and other	(30,283)	(25,891)	17.0%

Total expenses	(257,670)	(71,850)	258.6%

(Loss)/income from operations	(155,575)	30,722	(606.4%)
Interest income, net	(3,985)	3,048	(230.7%)

(Loss)/income before income taxes	(159,560)	33,770	(572.5%)
Income taxes	(3,160)	(4,735)	(33.3%)

GAAP net (loss)/income	$(162,720)	$29,035	(660.4%)

Minority interests
Exchangeable shares dividends	(1,472)	—
Cumulative dividends	(2,896)	—
Share of income	—	(73)

GAAP net (loss)/income attributable to common stockholders	$(167,088)	28,962	(676.9%)

Weighted average shares outstanding, basic	211,417	135,712
Net (loss)/income per common share, basic	$(0.79)	$0.21	(476.2%)

Net (loss)/income attributable to common stockholders, diluted	$(167,088)	$28,962
Weighted average shares outstanding, diluted	211,417	194,617
Net (loss)/income per share, diluted	$(0.79)	$0.15	(626.7%)

GLG Partners, Inc.
Combined and Consolidated Statement of Operations
(US$ in thousands; US GAAP)

	Nine Months ended
	September 30,
	2008	2007	% Change
Net revenues and other income

Management fees, net	$269,663	$198,892	35.6%
Performance fees, net	89,762	343,835	(73.9%)
Administration fees, net	60,448	42,986	40.6%
Other	2,412	7,875	(69.4%)

Total net revenues and other income	422,285	593,588	(28.9%)

Expenses

Employee compensation and benefits	(674,945)	(110,526)	510.7%
Limited partner profit share	(102,185)	(207,500)	(50.8%)

Compensation, benefits and profit share	(777,130)	(318,026)
General, administrative and other	(90,816)	(79,634)	14.0%

	(867,946)	(397,660)	118.3%

(Loss)/income from operations	(445,661)	195,928	(327.5%)
Interest income, net	(12,110)	4,694	(358.0%)

(Loss)/income before Income taxes	(457,771)	200,622	(328.2%)
Income taxes	(12,656)	(33,020)	(61.7%)

GAAP net (loss)/income	$(470,427)	$167,602	(380.7%)

Minority interests
Exchangeable shares dividends	(4,418)	—
Cumulative dividends	(12,194)	—
Share of income	—	(479)

GAAP net (loss)/income attributable to common stockholders	$(487,039)	$167,123	(391.4%)

Weighted average shares outstanding, basic	211,357	135,712
Net (loss)/income per common share, basic	$(2.30)	$1.23	(287.0%)

Net (loss)/income attributable to common stockholders, diluted	$(487,039)	$167,123
Weighted average shares outstanding, diluted	211,357	194,617
Net (loss)/income per share, diluted	$(2.30)	$0.86	(367.4%)

GLG Partners, Inc.
Combined and Consolidated Statements of Cash Flows
(US$ in thousands; US GAAP)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities
Net cash provided by operating activities	$136,202	$376,046

Net cash used in investing activities	(9,888)	(4,367)

Cash flows from financing activities
Net cash used in financing activities	(167,790)	(253,844)

Net decrease in cash and cash equivalents	(41,476)	117,835
Effect of foreign currency translation	(259)	749
Cash and cash equivalents at beginning of year	429,422	273,148

Cash and cash equivalents at end of year	$387,687	$391,732

GLG Partners, Inc.
Non GAAP Adjusted Net Income for Three and Nine Months Ended September 30, 2008 and September 30, 2007
(US$ in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	% Change	2008	2007	% Change
Derivation of non GAAP adjusted net income

GAAP net (loss)/income	$(162,720)	$29,035	(660.4%)	$(470,427)	$167,602	(380.7%)
Add: acquisition related compensation expense	188,005	—		588,508	—
Less: tax effect of acquisition related compensation expense	(553)	—		(6,010)	—
Less: cumulative dividends	(2,896)	—		(12,194)	—

Non GAAP adjusted net income	$21,836	$29,035	(24.8%)	$99,877	$167,602	(40.4%)

Non GAAP adjusted net income per non GAAP weighted average fully diluted share	0.07	0.09	(22.2%)	0.31	0.50	(38.0%)

Non GAAP weighted average fully diluted shares	309,630	333,893		318,500	333,893
GLG Partners, Inc.
Non GAAP Expenses for Three and Nine Months Ended September 30, 2008 and September 30, 2007
(US$ in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	% Change	2008	2007	% Change
Non GAAP expenses

Compensation, benefits and profit share	$(227,387)	$(45,959)	394.8%	$(777,130)	$(318,026)	144.4%
Add: acquisition related compensation expense	188,005	—		588,508	—

Non GAAP compensation, benefits and profit share (CBP)	$(39,382)	$(45,959)	(14.3%)	$(188,622)	$(318,026)	(40.7%)

GAAP general, administrative and other	(30,283)	(25,891)	17.0%	(90,816)	(79,634)	14.0%

Non GAAP total expenses	$(69,665)	$(71,850)	(3.0%)	$(279,438)	$(397,660)	(29.7%)

GLG Partners, Inc.
Financial Supplement

				First Nine Months		TTM
(US$ in millions except per share data)	Q3 2008	Q2 2008	Q3 2007	2008	2007	to 9/30/08

Opening Net AUM	$23,668	$24,646	$18,585	$24,612	$15,154	$20,466
Inflows (net of redemptions)	(2,182)	(629)	1,633	(2,044)	3,151	882
Performance (gains net of losses and fees)	(3,139)	(269)	(297)	(4,956)	1,397	(3,969)
Currency translation impact (non-US$ AUM expressed in US$)	(1,068)	(80)	545	(332)	764	(100)
Closing Net AUM	17,230	23,668	20,466	17,280	20,466	17,280

Average net AUM	20,474	24,157	19,526	22,551	17,573	22,552

Management fees	$80.3	$90.6	$78.6	$269.7	$198.9	$357.9

Performance fees	6.8	78.2	0.8	89.8	343.8	424.6

Administration fees	17.8	20.4	16.3	60.4	43.0	81.7

Other (loss)/income	(2.8)	(0.4)	6.9	2.4	7.9	4.6

Total net revenues and other income	$102.1	$188.8	$102.6	$422.3	$593.6	$868.8

Compensation, benefits and profit share	(227.4)	(236.7)	(46.0)	(777.1)	(318.0)	(1,670.3)

General, administrative and other	(30.3)	(30.2)	(25.9)	(90.8)	(79.6)	(120.1)

Net interest income	(4.0)	(4.1)	3.0	(12.1)	4.7	(14.5)

Income tax expense	(3.2)	(3.3)	(4.7)	(12.7)	(33.0)	(43.6)

GAAP net income before minority interests	$(162.7)	$(85.5)	$29.0	$(470.4)	$167.6	$(979.7)

Add: Acquisition-related compensation expense	188.0	140.3	0.0	588.5	0.0	1,227.6
Less: Tax effect of Acquisition-related compensation expense	(0.6)	(5.5)	0.0	(6.0)	0.0	(6.0)
Deduct: Cumulative dividends	(2.9)	(5.2)	0.0	(12.2)	0.0	(14.9)

Non GAAP adjusted net income(1)	$21.9	$44.2	$29.0	$99.9	$167.6	$227.0

Non GAAP weighted average fully diluted shares	309.6	314.6	333.9	318.5	333.9	318.5

Non GAAP adjusted net income divided by non GAAP weighted average fully diluted shares	0.07	0.14	0.09	0.31	0.50	0.71

Management fees and Administration fees/Avg. net AUM[2]	1.92%	1.84%	1.94%	1.95%	1.84%	1.95%
Total net revenues and other income /Avg.net AUM[2]	1.99%	3.13%	2.10%	2.50%	4.50%	3.85%

Compensation, benefits and profit share less Acquisition-related compensation expense / Total net revenues and other income	38.6%	51.0%	44.8%	44.7%	53.6%	51.0%
General, administrative and other expenses / Total net revenues and other income	29.7%	16.0%	25.2%	21.5%	13.4%	13.8%
Non GAAP adjusted net income / Total net revenues and other income	21.4%	23.4%	28.3%	23.7%	28.2%	26.1%
“Effective” tax rate (sum of income taxes, cumulative dividends and tax effect of Acquisition-related compensation expense /sum of adjusted net income, income taxes, cumulative dividends and tax effect of Acquisition-related compensation expense)	23.2%	23.9%	14.0%	23.6%	16.5%	22.1%

(1)	See “Non GAAP Financial Measures” for further detail.

(2)	Ratios annualized for quarterly and 9-month periods.

GLG Partners, Inc.
Share Count Reconciliation: GAAP Weighted Average Fully Diluted Shares to
Non GAAP Weighted Average Fully Diluted Share Count
(Share count in thousands)

	First Nine Months
	2008	2007	3Q 2008	2Q 2008	3Q 2007
Outstanding
Common stock (including Treasury Stock) (1)	236,799	161,095	236,799	236,799	161,095
Unvested shares	8,995	10,468	8,995	8,882	10,468

Total issued and outstanding common stock	245,794	171,563	245,794	245,681	171,563
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905	58,905
Warrants	54,485	—	54,485	54,485	—

Weighted Average Shares Outstanding
Common stock (excluding Treasury Stock)	211,357	135,712	211,417	211,454	135,712
Unvested shares	9,558	10,468	8,995	9,068	10,468
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905	58,905
Warrants	55,031	—	54,485	54,485	—

GAAP Weighted Average Fully Diluted Share Count
Common stock	211,357	135,712	211,417	211,454	135,712
Unvested shares	—	—	—	—	—
FA Sub 2 Limited Exchangeable Shares	—	58,905	—	—	58,905
Warrants	—	—	—	—	—

Total	211,357	194,617	211,417	211,454	194,617

Non GAAP adjustments to weighted average fully diluted share count
Common stock:
GAAP weighted average fully diluted share count	211,357	135,712	211,417	211,454	135,712
add: unvested shares issued pursuant to our equity participation plan, Restricted Stock Plan and LTIP on which dividends will be paid.	35,888	35,851	35,839	36,085	35,851
add: impact on weighted average fully diluted shares outstanding in each period of including 69.8 million shares of Freedom common stock from January 1 , 2006 instead of November 2, 2007.	—	69,800	—	—	69,800

Non GAAP weighted average fully diluted share count	247,245	241,363	247,256	247,539	241,363

FA Sub 2 Limited Exchangeable Shares:
GAAP weighted average fully diluted share count	—	58,905	—	—	58,905
inclusion of Exchangeable Shares as dilutive under non GAAP	58,905	—	58,905	58,905	—

Non GAAP weighted average fully diluted share count	58,905	58,905	58,905	58,905	58,905

Warrants:
GAAP weighted average fully diluted share count	—	—	—	—	—
add: inclusion of weighted average warrants as dilutive under non GAAP (2)(3)	12,350	33,625	3,469	8,169	33,625

Non GAAP weighted average fully diluted share count outstanding	12,350	33,625	3,469	8,169	33,625

Non GAAP. Weighted Average Fullv Diluted Share Count (2) (3)
Common stock	247,245	241,363	247,256	247,539	241,363
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905	58,905
Warrants	12,350	33,625	3,469	8,169	33,625

Total	318,500	333,893	309,630	314,613	333,893

Equity Market Capitalization (USD in Thousands)
Common equity market capitalization (4)	1,651,469	—	1,651,469	2,375,771	—
Warrant market capitalization	39,229	—	39,229	108,425	—

Total equity capitalization (4)	1,690,698	—	1,690,698	2,484,196	—

(1)	Represents stock held by GLG subsidiaries to be delivered in respect of future service obligations of equity participation plan participants.

(2)	Reflects weighted average diluted shares outstanding eligible to receive common dividends or the equivalent, plus diluted warrants outstanding under the treasury stock method.

(3)	Uses the November 2, 2007, the date the Freedom transaction closed, price of $13.70 and share count of 230,467,891 for all prior periods.

(4)	Assumes conversion of FA Sub 2 Limited Exchangeable Shares

GLG
Composition of Assets Under Management and Net Flows Supplement
($ in millions)

	As of September 30,		YOY	Qtr on Qtr % Change		As of June 30,		YOY	As of Dec 31,		YOY
	2008	2007	% Change	Q3 2008	Q3 2007	2008	2007	% Change	2007	2006	% Change
Alternative strategy	$13,692	$14,713	(6.9%)	(23.0%)	14.7%	$17,772	$12,826	38.6%	$18,833	$10,410	80.9%
Long-only	3,079	4,561	(32.5%)	(34.3%)	2.9%	4,684	4,432	5.7%	4,774	3,815	25.1%
Internal FoHF	1,690	1,651	2.3%	(22.9%)	1.5%	2,191	1,627	34.5%	2,318	1,261	83.9%
External FoHF	587	598	(1.9%)	(15.0%)	(0.1%)	691	599	15.3%	598	568	5.4%

Gross Fund-Based AUM	19,048	21,524	(11.5%)	(24.8%)	10.5%	25,337	19,484	30.0%	26,523	16,053	65.2%

Managed accounts	1,843	1,905	(3.3%)	(12.7%)	3.4%	2,110	1,843	14.5%	2,357	1,233	91.2%
Cash	261	164	59.1%	(41.7%)	(15.5%)	448	194	130.9%	206	310	(33.5%)

Total Gross AUM	21,152	23,593	(10.3%)	(24.2%)	9.6%	27,895	21,522	29.6%	29,086	17,596	65.3%

Less: internal FoHF investments in GLG funds	(2,161)	(1,653)	30.7%	5.6%	0.7%	(2,047)	(1,642)	24.7%	(2,331)	(1,268)	83.9%
Less: external FoHF investments in GLG funds	(32)	(55)	(41.8%)	(36.0%)	(1.8%)	(50)	(56)	(10.7%)	(53)	(49)	8.9%
Less: alternatives fund-in-fund investments	(1,674)	(1,419)	18.0%	(21.2%)	14.5%	(2,125)	(1,239)	71.6%	(2,090)	(1,125)	85.8%
Less: long-only fund-in-fund investments	(5)	—	—	—	—	(5)	—	—	—	—	—

Net AUM	$17,280	$20,466	(15.6%)	(27.0%)	10.1%	$23,668	$18,585	27.4%	$24,612	$15,154	62.4%

	Three Months Ended September 30,		Trailing 12 Months Ended Sept 30,		Three Months Ended June 30,		Nine Months to Sept 30,
	2008	2007	2008	2007	2008	2007	2008	2007
Opening Net AUM	$23,668	$18,585	$20,466	$13,718	$24,646	$16,085	$24,612	$15,154
Inflows (net of redemptions)*	(2,182)	1,633	882	3,253	(629)	1,509	(2,044)	3,151
Performance (gains net of losses and fees)	(3,139)	(297)	(3,969)	2,430	(269)	848	(4,956)	1,397
Currency translation impact (non-US$ AUM expressed in US$)	(1,068)	545	(100)	1,065	(80)	143	(332)	764

Closing Net AUM	$17,280	$20,466	$17,280	$20,466	$23,668	$18,585	$17,280	$20,466

% of Opening Net AUM
Net Fund-based inflows (net of redemptions)*	(9.2%)	8.8%	4.3%	23.7%	(2.6%)	9.4%	(8.3%)	20.8%
Net Fund-based performance (gains net of losses and fees)	(13.3%)	(1.6%)	(19.4%)	17.7%	(1.1%)	5.3%	(20.1%)	9.2%
Net Fund-based currency translation impact (non-US$ AUM expressed in US$)	(4.5%)	2.9%	(0.5%)	7.8%	(0.3%)	0.9%	(1.3%)	5.0%

*	Inflows (net of redemptions) for the three months and nine months ended September 30, 2008 are inclusive of $1.3 billion and $1.6 billion, respectively, in redemptions associated with our Emerging Market Funds.

Note: Performance as a percentage of opening net AUM is based on both opening AUM and inflows and outflows during the period and can be influenced by heavy inflows or outflows.